Exhibit 99.1

FluoroPharma Announces Appointment of Andrew H. Sassine to the Board of Directors

MONTCLAIR, NJ -- (Marketwired) – 03/11/14 -- FluoroPharma Medical, Inc. (OTCQB: FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, today announced the appointment of Andrew H. Sassine  to the Board of Directors, effective April 1st.

Mr. Sassine brings a wealth of experience and credentials to FluoroPharma.  He served as a portfolio manager for Fidelity Investments until 2012. During his tenure, Mr. Sassine managed the Fidelity Small Cap Stock Fund, the Fidelity International Small Cap Opportunities Fund and the Fidelity Advisor International Small Cap Opportunities Fund.  Mr. Sassine joined Fidelity in 1999 as a high yield research analyst covering the Telecommunications, Satellite, Technology, Defense and Aerospace, and Restaurant Industries and in 2001, joined the international group as a research analyst covering small and mid-cap international stocks.  Prior to joining Fidelity, he served as a vice president in the Acquisition Finance Group at Fleet National Bank.

Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and is on the Board of Trustees at the Clarke Schools for Hearing and Speech. Mr. Sassine’s knowledge and interest in the medical/healthcare sector has resulted in his appointment to several boards: MD Revolution Inc., a privately-held personalized medicine practice management and advisory company focused on leveraging genomics and mobile health technology to improve health; CNS Response, Inc. (CNSO.OB), a clinical decision support company providing reference data and analytical tools for clinicians and researchers in psychiatry; and Freedom Meditech, Inc., a privately held growth-stage medical device company focused on ophthalmic medical devices. Mr. Sassine earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.

"I am delighted to welcome Andy to the FluoroPharma Board,” said Thijs Spoor, Chairman, CEO and President of Fluoropharma Medical. “This is a pivotal time for FluoroPharma as we are making significant progress in advancing our two lead compounds. Andy’s valuable expertise and knowledge of the investment world combined with his interest in the medical/healthcare sector, will help us achieve our objective of providing better diagnostic tools that will enable the global medical community to more accurately diagnose and treat disease at the earliest stage.”

"I am very excited to be joining the FluoroPharma Board of Directors,” said Mr.Sassine.  I am looking forward to working with Thijs and the rest of the FluoroPharma team and adding my voice and experience to help FluoroPharma progress in its goal of bringing transformational diagnostics to the industry.”

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The company has licensed technology from the Massachusetts General Hospital in Boston.

The company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough PET imaging agents and is advancing two products in clinical trials for assessment of acute and chronic forms of coronary artery disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image brain tissue affected by Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico.

For more information on the company, please visit: www.fluoropharma.com

EDITOR’S NOTES: About our Pipeline

18F-FCPHA (CardioPET) is a modified fatty acid (MFA) that closely resembles naturally-occurring free fatty acids (FFAs) in the human body. FFAs are the major source of energy for healthy myocardium, where they are transported into the mitochondria and are then metabolized via beta-oxidation. CardioPET has completed Phase I studies where it was well tolerated and did not induce any adverse events or clinically significant deviations in laboratory values. The total radiation exposure was minimal and well within safety limits.

18F-FTTP (BFPET), a Fluorine-18 labeled tracer, has been designed to enter the myocardial cells in direct proportion to blood flow and cell membrane potential. These are two of the most important physiological indicators upon which adequate blood supply to the heart depends. BFPET has been designed to differentiate among those cells of the myocardium that may be ischemic or infarcted, and those that are healthy. Ischemic and infarcted cells should take up less BFPET than healthy myocardial cells. The signal emitted by BFPET should be inversely proportional to the extent of myocardial injury. Therefore, FluoroPharma believes that ischemic heart tissue can be reliably detected by using BFPET.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Media:
Carol Perlman
FluoroPharma Medical, Inc.
cperlman@fluoropharma.com
Phone: 917-592-9260

Investor Relations:
Richard Moyer
Cameron Associates, Inc.
Richard@cameronassoc.com
Phone: 212-554-5466